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                                                                    EXHIBIT 4.23

                                  AMENDMENT TO
                          REGISTRATION RIGHTS AGREEMENT


            This Amendment to the Registration Rights Agreement dated as of January 26, 1998 (the "Agreement") is made and entered into as of July 30, 1998 by and between Saliva Diagnostic Systems, Inc. (the "Company") and Biscount Overseas Limited (the "Investor"). All capitalized terms used herein and not defined shall have the respective meanings assigned to them in the Agreement.

                                    RECITALS

            A. Pursuant to the Agreement, the Company agreed to provide certain registration rights under the Securities Act of 1933, as amended, with respect to the shares of Common Stock issuable upon conversion of the Company's Preferred Stock and Warrants, which were issued and sold to the Investor pursuant to a Securities Purchase Agreement dated as of January 26, 1998 by and between the Company and the Investor (the "Purchase Agreement").

            B. Simultaneously with the execution of this Amendment, the Company and the Investor have executed an Amendment to the Purchase Agreement to modify certain terms relating to the Preferred Stock.

            C. The Company and the Investor desire to amend the Agreement to reflect the modifications to the Purchase Agreement.

            NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

      1. Section 2(a). Section 2(a) of the Agreement is hereby deleted and the following inserted in its stead:

                  (a) MANDATORY REGISTRATION. The Company shall prepare and file with the SEC as soon as possible after the applicable Closing Date but no later than thirty (30) days following each of the First Closing Date and the First Additional Closing Date, a Registration Statement or amendment to an existing registration statement on Form SB-2 (or other form for which the Company is eligible at such time) registering for resale by the Investor (i) 150% of the number of shares of Common Stock issuable at conversion as may be required to satisfy the conversion rights of the Investor pursuant to the terms and conditions of the Preferred Stock, and (ii) 100% of the number of shares of Common Stock issuable upon exercise as may be required to satisfy the exercise rights of the Investor pursuant to the terms and conditions of the Warrants (or such lesser number as may be required by the SEC). Such Registration Statement or amendment shall state that, in accordance with Rule 416 and 457 under the Securities Act, it also

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            covers such indeterminate number of additional shares of Common
            Stock as may become issuable upon conversion of the Preferred Stock and the exercise of the Warrants resulting from adjustment in the Conversion Price or the Warrant exercise price, as the case may be, or to prevent dilution resulting from stock splits or stock dividends.

                  The Company will use its reasonable best efforts to cause
            such Registration Statement to be declared effective not later than ninety (90) days after the applicable Closing Date. If at any time the number of shares of Common Stock into which the Preferred Stock may be converted and which would be issued upon exercise of the Warrants exceeds the aggregate number of shares of Common Stock then registered, the Company shall, within ten (10) business days after receipt of a written notice from the Investor, either (i) amend the Registration Statement filed by the Company pursuant to the preceding sentence, if such Registration Statement has not been declared effective by the SEC, or (ii) file an additional registration statement with the SEC, if the Registration Statement has been declared effective by the SEC, to register the additional shares.

      2. Section 2(b)(i). Section 2(b)(i) of the Agreement is hereby deleted and the following inserted in its stead:

                        (i) If the Registration Statement covering the Registrable Securities is not filed in proper for with the SEC within thirty (30) days after the applicable Closing Date (the "Required Filing Date"), the Company will make payment to the Investor in such amounts and at such times as shall be determined pursuant to this Section 2(b).

      3. Section 2(b)(ii). Section 2(b)(ii) of the Agreement is hereby deleted and the following inserted in its stead:

                        (ii) If the Registration Statement covering the Registrable Securities is not effective within ninety (90) days following the applicable Closing Date (the "Required Effective Date") or after a Suspension Period (defined below), then the Company will make payments to the Investor in such amounts and at such times as shall be determined pursuant to this Section 2(b); provided, however, that the Company shall not be required to request that the Registration Statement be declared effective if such Registration Statement contains information required to be disclosed in a 1934 Act report not yet filed by the Company (in which case "Required Effective Date" shall mean the day after the filing of the 1934 Act report).

      4. The Agreement and this Amendment shall be read together and shall have the same effect as if the provisions of the Agreement and this Amendment were contained in one document. Except as amended by this Amendment, the Agreement shall remain in full force and effect.

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      5.    This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws.

      6. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Amendment, once executed by and bearing the signature of a party, may be delivered to the other party hereto by facsimile transmission.


            IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Agreement as of the date first above written.


                              SALIVA DIAGNOSTIC SYSTEMS, INC.


                              /s/ Kenneth J. McLachlan
                              -----------------------------
                              Name:   Kenneth J. McLachlan
                              Title:  President and Chief Executive Officer

                              BISCOUNT OVERSEAS LIMITED


                              /s/ Joseph Owadeyah
                              ----------------------------
                              Name:   Joseph Owadeyah
                              Title:  President

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